                                                                    EXHIBIT 12.1

               AMERICAN CAMPUS COMMUNITIES, INC. AND SUBSIDIARIES
                         AND AMERICAN CAMPUS PREDECESSOR
                    STATEMENT REGARDING COMPUTATION OF RATIOS
                    (IN THOUSANDS, EXCEPT FOR RATIO AMOUNTS)

                      SIX MONTHS
                         ENDED                          FOR THE YEARS ENDED DECEMBER 31,
                       JUNE 30,         ----------------------------------------------------------------------------------
                         2005               2004(b)          2003              2002              2001              2000
                      -----------       ----------        -----------       -----------       -----------       ----------
EARNINGS:

 Consolidated
   pre-tax income
   (loss) from
   continuing
   operations
   before minority
   interests          $       594       $    (2,400)      $      (983)      $    (2,783)      $    (3,467)      $   (1,889)
 Interest expense           8,442            16,698            16,940            16,421            14,573            9,394
 Amortization of
   deferred finance
   costs                      522             1,211               558               546               404              467
 Interest portion
   of rental expense           49               185               177               155               126               70
                      -----------       -----------       -----------       -----------       -----------       ----------

    Earnings          $     9,607       $    15,694       $    16,692       $    14,339       $    11,636       $    8,042
                      ===========       ===========       ===========       ===========       ===========       ==========
FIXED CHARGES:

 Interest expense     $     8,442       $    16,698       $    16,940       $    16,421       $    14,573       $    9,394
 Capitalized
   interest                   782             1,798               437               437               564              741
 Amortization of
   deferred finance
   costs                      587             1,458               664               720               404              467
 Interest portion
   of rental expense           49               185               177               155               126               70
                      -----------       -----------       -----------       -----------       -----------       ----------

    Fixed charges     $     9,860       $    20,139       $    18,218       $    17,733       $    15,667       $   10,672
                      ===========       ===========       ===========       ===========       ===========       ==========

 Ratio of earnings
   to fixed charges            --(a)             --(a)             --(a)             --(a)             --(a)            --(a)
                      ===========       ===========       ===========       ===========       ===========       ==========

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(a)   The earnings were inadequate to cover fixed charges by approximately $0.3 million for the six months ended June 30, 2005 and $4.4 million, $1.5 million, $3.4 million, $4.0 million and $2.6 million for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively.

(b) We commenced operations as a fully integrated real estate investment trust effective with the completion of our initial public offering on August 17, 2004. We were formed to succeed certain businesses of our predecessors, which were not a legal entity but rather a combination of real estate entities under common ownership and voting control collectively doing business as American Campus Communities, L.L.C. and Affiliated Student Housing Properties.